EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2010, except for notes 19 and 20 to the financial statements as to which the date is August 6, 2010, the revisions to the previously issued financial statements disclosed in note 2, as to which the date is January 3, 2011, and the reverse stock-split disclosed in note 1, as to which the date is January 21, 2011, relating to the financial statements of Demand Media, Inc. which appears in the Prospectus dated January 25, 2011 filed by Demand Media, Inc. pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1 (No. 333-168612).  We also consent to the reference to us under the heading “Experts” in the Prospectus incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
February 18, 2011